Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

New Era Energy & Digital, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock offered by the selling stockholder	(1)	457(a)	8,560,000	$6.29	$53,842,400.00	0.0001381	$7,435.64

Total Offering Amounts:							$53,842,400.00		7,435.64
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$7,435.64

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Offering Note(s)

(1)	Represents the aggregate number of shares of common stock, par value $0.0001 (“Common Stock”), that may be sold by the selling stockholder. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Common Stock being registered on behalf of the selling stockholder shall be adjusted to include any additional Common Stock that may become issuable as a result of any distribution, split, combination or similar transaction. With respect to the offering of the shares of Common Stock by the selling stockholder, the proposed maximum offering price per share will be determined from time to time in connection with, and at the time of, the applicable sale by the holder of such securities.

The proposed maximum aggregate offering price per unit is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low prices of Common Stock, on the Nasdaq Global Market on February 2, 2026.

The $53,842,400 of securities registered pursuant to this Registration Statement consists of 8,560,000 shares of Common Stock that may be sold by the selling stockholder.